                                                                      EXHIBIT 12

                             DENBURY RESOURCES INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                  JUNE 30,
                                ---------------------------------------------   -----------------
                                 1996     1997      1998       1999     2000     2000      2001
                                ------   ------   --------    ------   ------   -------   -------
EARNINGS:
Pretax income from continuing
  operations                    14,056   23,798   (302,765)    4,614   74,933    25,158    73,143
Fixed charges                    4,080    1,262     17,763    16,186   15,712     7,427     9,507
                                ------   ------   --------    ------   ------   -------   -------
     EARNINGS                   18,136   25,060   (285,002)   20,800   90,645    32,585    82,650
                                ------   ------   --------    ------   ------   -------   -------
FIXED CHARGES:
Interest expense                 1,993    1,111     17,534    15,795   15,255     7,218     9,245
Interest component of rent
  expense                          116      151        229       391      457       209       262
Imputed preferred dividend       1,281
Preferred dividend tax effect      690
                                ------   ------   --------    ------   ------   -------   -------
     FIXED CHARGES               4,080    1,262     17,763    16,186   15,712     7,427     9,507
                                ------   ------   --------    ------   ------   -------   -------
RATIO OF EARNINGS TO FIXED
  CHARGES                          4.4     19.9        __(a)     1.3      5.8       4.4       8.7
                                ======   ======   ========    ======   ======   =======   =======

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(a) Earnings were inadequate to cover fixed charges in 1998 by $285.0 million.
    The deficiency was primarily due to a $280 million writedown of our full cost pool as a result of the low oil prices during 1998.